Exhibit 99.1
Contact
Thomas H. King
Executive Vice President and
Chief Financial Officer
(404) 687-5905
ALLIED HOLDINGS, INC. COMMON STOCK
DELISTED FROM THE AMERICAN STOCK EXCHANGE
Decatur, Georgia, August 19, 2005 — Allied Holdings, Inc. announced today that its application with the SEC to voluntarily delist its common stock from trading on the American Stock Exchange (“Amex”) has been granted by the SEC and the Company’s common stock was delisted from the Amex effective August 18, 2005. The Amex previously halted trading in the Company’s common stock on August 1, 2005 as a result of the Company and certain of its operating subsidiaries filing voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on July 31, 2005.
Allied is seeking to have its common stock included in the over-the-counter bulletin board or quoted on Pink Sheets, which is a daily listing of bid and ask prices for over-the-counter stocks not included on the OTC bulletin board.
About Allied Holdings
Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied’s subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.
Statements in this press release that are not strictly historical are “forward-looking” statements. Such statements include, without limitations, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar expressions. Investors are cautioned that such statements, including statements regarding approval of its delisting application by the SEC, the date its common stock will be delisted from the American Stock Exchange and whether its common stock will be quoted on the over-the-counter market. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt and customer agreements, the Company’s ability to successfully implement internal controls and procedures that remediate the material weakness and insure timely and accurate financial reports, the ability of the Company to obtain financing in the future and the Company’s highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s reports filed with the Securities and Exchange Commission.
NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.